Exhibit 10.5

CONSULTANCY AGREEMENT

This Consultancy Agreement (“Agreement”), is made effective as of August 1, 2018 (“Effective Date”) by and between:

InMode Ltd., duly incorporated under the laws of the State of Israel, located at Tavor Building, Sha’ar Yokneam, P.O. Box 533, Yokneam 20692, Israel (the “Company”); and

M.N. Business Strategy Ltd. Israeli incorporation number 512297508, of 2 Yatziz St., Tel-Aviv, Israel, via its sole principal Mr. Moshe Mizrahy (respectively the "Consultant" and the "Principal").

(Each a "Party" and together the "Parties")

Whereas	the Principal is the sole principal and shareholder of the Consultant;

Whereas	the Parties are parties to that certain consultancy agreement dated July 1, 2017 (the "Previous Agreement"); and

Whereas	The Parties agree to amend the terms of the Previous Agreement and replace it with this Agreement, effective as of the Effective Date, and to establish the terms and basis of continuous engagement of the Principal as the CEO of the Company and the Group (as defined below), and to provide his management services to the Company via the Consultant;

Now, therefore, the parties have agreed as follows:

1.	Consultancy Agreement

1.1.	The preamble hereto and the appendices attached hereto form integral and binding parts of this Agreement.

1.2.	The term "Group" as used in this Agreement shall mean the Company and any of the Company's present or future subsidiaries in which the Company is a shareholder, directly or indirectly, as currently exist and as may exist in the future.

1.3.	The Company wishes to retain the Consultant’s services described in the attached Appendix A (the “Services”) pursuant to the terms set out herein, and the Consultant agrees to provide these Services. The scope of the Services will be as set forth in Appendix A.

1.4.	The Principal shall be entitled to enter into indemnification and exemption agreement with the Company and to be included in the Company's D&O Insurance, once consummated by the Company.

1.5.	The Consultant will provide the Services solely via the Principal and neither the Consultant nor the Principal may employ/retain other persons for the performance of the Services, or assign or sub-contract the performance hereunder to any third party, without the prior written consent of the Company. The Consultant agrees to cause the Principal to dedicate his time (to the extent agreed upon), experience, talent, expertise and knowledge for the provision of the Services, and to perform the Services in a loyal and dedicated manner and in accordance with the Company’s policies and instructions.

1.6.	The Consultant hereby declares that neither it nor the Principal are under any restrictions regarding the rendering of the Services to the Company and the execution of this Agreement.

1.7.	The Consultant is an independent contractor. The Parties do not intend, and this Agreement and the performance hereunder shall not be construed to give effect to employment, partnership, joint venture or agency relations between the Parties and/or between the Company and the Principal. The Consultant and the Principal undertake not to present any claims against the Company in that regard.

1.8.	Should the Consultant, the Principal or any other party on their behalf present any claim against the Company for compensation, based upon allegation of employee-employer relations or otherwise, the Consultant will indemnify and hold the Company harmless for and against such claims, and the Company may offset any sum it may owe the Consultant against the due indemnification sums. Furthermore, the Consultant agrees that if a claim is filed by the Principal or any other party on its behalf against the Company based on alleged employee-employer relations, and a competent court of law accept such claims, then: (i) the monthly gross salary due will be calculated as 60% of the Consulting Fee (as per Section 2.1 below), (ii) the Consultant shall refund to the Company all sums previously paid by the Company in excess of such gross salary, and (iii) the Company shall use the refund amounts towards satisfaction of employer's obligations arising from the aforesaid court-recognized employee-employer relations.

1.9.	All reasonable procedures, policies and directives of the Company (present and future) applicable to subjects of work behavior, discipline etc., will have a binding effect on the Consultant and the Principal as if they were included in this Agreement, provided however, that such policies have been brought to the Consultant's or Principal’s attention in advance.

1.10.	The Services performed hereunder are "work for hire", and the Consultant and the Principal shall have no rights or title in such Services, or any part thereof or any of its products or results, and the Company shall own all rights to such work in its name or otherwise, including copyrights, patents, trademarks and other rights.

1.11.	The Consultant shall (and shall cause the Principal to) perform the Services according to all laws, rules and regulations applicable to it.

2.	Remuneration & Scope

2.1.	In consideration of the provision of the Services by the Consultant via the Principal, and all other obligations of the Consultant and Principal hereunder, the Company will pay to the Consultant a gross monthly consulting fee in the amount set out in the attached Appendix A (the "Consulting Fee").

2.2.	Expenses: in addition to the Consulting Fee, the Consultant shall be reimbursed for all Service-related out of pocket expenditures incurred by it in connection with the performance of the Services, including travel abroad and other business expenses, subject to prior written approval of the Company and in accordance with the Company’s reasonable expense return policy.

2.3.	At the end of each calendar month, the Consultant will submit an Invoice for the Consulting Fee due for the applicable month. If applicable, VAT will be added at the rate applicable at the time of each payment. The Company will pay the monthly Invoice within 10 business days after receipt thereof. Withholding taxes will be deducted according to applicable laws to the extent applicable.

2.4.	The Consultant shall bear, be responsible for, and shall indemnify and hold the Company harmless from, all payments required to be made to the tax authorities, National Insurance Institute, health and life insurance and any other obligatory payments related to the provision of the Services hereunder or to the remuneration provided in connection therewith.

2.5.	The Parties confirm that the remuneration detailed in this Section 2 above is the full and exclusive remuneration due to the Consultant for the Services hereunder, and constitute the total cost to the Company.

3.	Secrecy, Non-Compete and other Intellectual Property Issues

3.1.	The Consultant undertakes to (and shall cause the Principal to) execute, perform and abide by the Secrecy, Non-Compete and Intellectual Property Undertakings as attached hereto as Appendix B.

4.	Period of the Agreement

4.1.	This Agreement is made for an un-defined period, subject to the right of each party, at any time, to terminate it by giving prior notice: (i) 90 days prior notice if termination is provided by either party at will; or (ii) immediately - if termination is made for cause.

The term “cause” in this agreement shall be defined as any of the following events or acts of the Consultant and/or Principal: (a) self-dealing, embezzlement or misappropriation of the Company’s property or serious damage to the Company’s property which is intentionally caused, (b) gross negligence or gross misconduct which represents also a breach of duty of loyalty as defined in the Companies Law, (c) criminal behavior as determined by a court of law, except as for traffic violations.

4.2.	The Company shall have the right to terminate the Agreement immediately without cause, provided however that it pays to the Consultant the Consulting Fee due for the entire notice period, on the termination date.

4.3.	Except as provided by law, termination of this Agreement is without liability of the Company for any claims or payments beyond those earned or accrued in the course of the engagement hereunder; and the Consultant hereby waives any and all such claims towards the Company, its affiliates and any other third party.

4.4.	The termination of this Agreement will not entitle either party to any compensation.

4.5.	The provisions of Sections 1.7, 1.8, 1.10, 2.4, 4.3, 4.4 and 5.1 through 5.5 of this Agreement shall remain valid and binding regardless the termination of this Agreement, and will survive such termination.

5.	General Provisions

5.1.	This Agreement forms the complete and exclusive agreement between the Parties as to its subject matter; and cancels any prior verbal or written agreement related thereto. Any change to this Agreement requires a duly signed document.

5.2.	The failure or delay of either Party to require the performance of any term under this Agreement, or the waiver by either Party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

5.3.	Any notice sent by one Party to the other by registered mail will be deemed to have been received on the 7th business day after the day of mailing. Fax and electronic messages will be deemed to have been received on the first business day following the day of transmission.

5.4.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, with the same effect as if the signatures thereto were upon the same instrument. The exchange of signature pages (in counterparts or otherwise) by electronic transmission in electronic files or by facsimile copies shall have the same legal effect as the exchange of signed originals and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.5.	The exclusive law of this Agreement is the law of Israel, as it applies to agreements made and to be performed in Israel, without regard to “choice of law” provisions. The courts of Israel (in the city of Haifa) will have exclusive jurisdiction over all claims arising out of or relating to this Agreement, and each Party hereby consents and submits to such exclusive jurisdiction. However, in matters involving a breach or infringement of intellectual property rights, the Company shall be entitled to bring action against the Consultant in any other competent court. Judgements, verdicts and decrees of any of the aforesaid courts shall be enforceable against either Party in any country.

In Witness Hereof, the parties execute this Agreement effective as of August 1, 2018

/s/ Rafael Lickerman /s/ Nir Malkah	/s/ Mr. Moshe Mizrahy
InMode Ltd. The Company	M.N. Business Strategy Ltd. The Consultant
By: Rafael Lickerman and Nir Malkah	By: Mr. Moshe Mizrahy

Confirmation:

I, the undersigned, being the above referenced Principal pursuant to the above Agreement, hereby confirm and undertake towards the Company with respect to all of the undertakings and representations of the Consultant and the Principal as detailed above.

/s/ Mr. Moshe Mizrahy
Mr. Moshe Mizrahy
Date of signature as of the Effective Date

APPENDIX A

1.	The Services

1.1.	Pursuant to Section 1.3 to the Agreement, the Services provided by the Consultant via the Principal shall be the Chief Executive Officer of the Group (as defined in the Agreement) or another such executive position as may be determined by the Board of Directors of the Company.

1.2.	The Principal shall report to the Board of Directors.

2.	The Scope of the Services

2.1.	The Parties confirm that the Consultant’s Services to the Company will be in a scope required for the performance of the Services which may be less than of a full time position, requiring work at long and irregular hours including extensive travel abroad.

3.	Consulting Fee

3.1.	As per Section 2.1 to the Agreement, the Consultant shall be entitled to a gross monthly Consulting Fee equal to US $18,000 plus VAT, if applicable.

APPENDIX B

SECRECY; INTELLECTUAL PROPERTY AND NON-COMPETE UNDERTAKINGS

In consideration of the disclosure by the Company to the Consultant and Principal of information relating to the Services and the remuneration as set out in the Agreement, the Consultant and the Principal agree as follows:

1.	In this Appendix B, the term “Group” shall mean the Company and any of the Company’s present or future subsidiaries in which the Company is a shareholder, directly or indirectly, and the Company’s affiliates, as currently exist and as may exist in the future.

2.	The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Group or of any third party which is disclosed to Consultant and/or Principal or which it/he otherwise obtains or generates as a result of the Services (including the implications, results and applications of the Services and any knowhow, intellectual property and other rights relating to the results of the Services), including without limitation technical, business, marketing, financial, administrative, management and commercial information related to the Group, its products, current or prospective, knowhow, technology, trade secrets, software, copyright, process, commercial relations, actual and potential clients and suppliers, business or other plans, and any other information of a proprietary or confidential nature. Without derogating from the generality of the above said, information which by nature is deemed to be proprietary and non-public information and any information discussed and presented at any meeting of the Group in which the Principal attended shall also be recognized as Proprietary Information.

3.	The term “Proprietary Information” does not include information (i) which is, at the date of signature hereof or thereafter, enters the public domain, through no act or omission by the Consultant and/or Principal, (ii) information which was known to Consultant and/or Principal prior to its disclosure (in the case of information disclosed by Group) or prior to its generation (in the case of Proprietary Information generated by Consultant and/or Principal), as evidenced by its/his written records at the time of disclosure or generation (as applicable), (iii) which reflects information generally known in the industries or trades in which the Company operates, (iv) received by Consultant and/or Principal at any time from other sources that were legally entitled to receive and transfer such information without any obligation of confidentiality to the Group.

4.	Proprietary Information and any part thereof are recognized by Consultant and Principal as being confidential and the exclusive and sole property of the Group.

5.	The Consultant and the Principal undertake to maintain the confidentiality of the Proprietary Information, not to disclose or make available to any third party any of the Proprietary Information nor to make any use or enable others to make any use thereof other than for purposes of the Services, without the express prior written approval of the Company.

If required by law or pursuant to discovery requirements of a stock exchange or pursuant to securities laws and regulations, if applicable to the Company, Consultant and/or Principal may disclose Proprietary Information to a governmental authority and/or stock exchange or by order of a court of competent jurisdiction, provided that: (a) unless restricted by such authority, Consultant and/or Principal, as applicable, shall immediately notify Company and take reasonable steps to assist Company in contesting such request, requirement or order or otherwise protecting Company’s rights; and (b) Consultant and/or Principal, as applicable, shall limit the scope of such disclosure only to such portion of the Proprietary Information that it/he is legally required to disclose.

The confidentiality and non-use obligations contained herein will remain valid and binding regardless of the termination of the Agreement and shall survive for a period of seven (7) years from the date of termination of this Agreement, and with respect to technological and technical information of the Group including trade secrets, the post termination period of compliance shall remain until said information comes into the public domain through no fault of the Consultant and/or Principal.

6.	The term “Proprietary Rights” shall mean all inventions, discoveries, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications, trade secrets, trademarks, service marks, design marks, any registrations or applications relating to any of the foregoing, which are in the in the field of medical aesthetic products for the medical/professional markets and explicitly excluding any business Home Skinovations Ltd. does, directly or indirectly with respect to medical/aesthetic products for home-use and the non-professional markets (the foregoing shall be referred to as the "Field").

Inventions, if any, patented or unpatented, made by Consultant and/or Principal prior to his first date of engagement with the Company are excluded from the scope of this Agreement.

Consultant and Principal hereby assign and agree to assign in the future (when any such inventions in the Field or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Group all their right, title and interest in and to any and all Proprietary Rights whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or generated by Consultant and/or Principal, either alone or jointly with others, in the performance of the Services for the Company during the period of the Agreement. Inventions in the Field assigned to the Company, or to a third party as directed by the Company pursuant to this Section 6, are hereinafter referred to as “Company Inventions.”

Consultant and Principal hereby irrevocably waive any right to any additional compensation to which it/he may be entitled with respect to any such assigned Company Inventions pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to the Israeli Patents Law-1967, or any provision that may supersede it.

The Consultant and the Principal acknowledge that all original works of authorship which are made by Consultant and/or Principal (solely or jointly with others) in the performance of the Services for the Company and which are protectable by copyright are “works made for hire” and are the property of the Company pursuant to applicable copyright law. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Consultant and the Principal hereby waive such Moral Rights and consent to any action of the Group that would violate such Moral Rights in the absence of such consent including the right to prevent changes in such works and/or to be named in its/his name.

Consultant and Principal will assist the Group in every proper way to obtain, and from time to time enforce, any patent rights relating to Company Inventions in any and all countries, at Company’s expense. To that end Consultant and Principal will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such patent rights and the assignment thereof. In addition, Consultant and Principal will execute, verify and deliver such assignments of such patent rights to the Company or its designee as the Company may reasonably request. The Company shall compensate Consultant and/or Principal, as applicable, at a reasonable rate for the time actually spent by Consultant and/or Principal at the Company’s request on such assistance. Consultant's and Principal's obligation to assist the Group with respect to patent rights relating to such Company Inventions in any and all countries shall continue beyond the termination of this Agreement.

The Consultant and the Principal hereby agree that it/he shall not be entitled to any additional compensation for the assignments described in this Section 6 above and beyond the consideration set forth in the Agreement. The Consultant and the Principal acknowledge and agree that it/he will not be entitled to additional royalties, consideration or other payments with regard to any of the Proprietary Rights assigned to Company as set forth above, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments.

7.	Neither the Consultant nor the Principal shall use any third party's intellectual property, materials, documents, other resources or confidential information in the performance of the Services.

8.	The Company hereby irrevocably waives any claim against the Consultant and/or Principal concerning conflict of interests between Consultant's and/or Principal's other business interests and activities and their position as consultant to the Company. Nevertheless, the Parties confirm that Consultant and Principal are active in various other entities in the cosmetic, dermatologic and medical fields and they may continue to be involved therewith, provided that, during the period of this Agreement, they do not hold an executive position in an entity directly competing with the Group's business in the professional medical aesthetic market, without receiving the prior written consent of the Company's Board of Directors

The Consultant and/or the Principal, as applicable, shall report to the Company’s Chairman of the Board during the period of the Agreement of their intention to provide services which creates conflict of interest between Consultant's and/or Principal's other business interests and their position as a consultant to the Company. Within ten (10) business days from such notification, the Company shall inform the Consultant and/or Principal, as applicable, whether it agrees or objects to such new engagement by Consultant and/or Principal. In the event that the Company notifies the Consultant and/or Principal that it objects such new engagement, either Party may terminate the Agreement for convenience by giving the other Party a 90 days prior written notice.

9.	Without prejudice to the generality of the foregoing, each of the Consultant and the Principal agrees that during the period of this Agreement and for an additional period of 6 months following termination, the Consultant and the Principal will not, directly or indirectly, for their own account or for the account of others, including without limitation as a stockholder (other than as the holder of not more than 5% of the total outstanding stock of a publicly held company), director, officer, employee/employer, investor, partner, consultant, sole proprietor or independent contractor, do or participate or assist or allow to do any of the following:

(a)	Directly compete or assist others to compete with the business of the Company in the Field;

(b)	Request or advise any past, present or future business associate of the Company to decrease or cancel their business with the Company;

(c)	Cause any employee or consultant of the Company to terminate his relations with the Company or to work for the Consultant and/or Principal or for any party associated with them.

The term “business of the Company in the Field” in this Section 9 shall mean developing, producing, marketing or selling products or services of the kind or type developed or currently contemplated to be developed, produced, marketed or sold or contemplated to be developed, produced, marketed or sold, by the Group in the Field.

The Parties confirm that during the provision of the Services hereunder, the Consultant and the Principal will be exposed to confidential Proprietary Information of the Company; and that any activity as forbidden under subsections (a), (b) and (c) above is bound to breach the right of the Company to the exclusive use of such Proprietary Information; and therefore the Parties agree that the above post-termination period is intended to ensure such rights of the Company.

10.	Upon termination of the Agreement, the Consultant and the Principal shall immediately return to the Company or delete from their network all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Proprietary Information, including all copies thereof, and they shall not retain any copies of such materials and shall erase such from all of their files and records in any format.

11.	The provisions of this Appendix B shall apply to the Parties, effective as of their first date of engagement on January 9, 2008.

And in Witness hereof the Parties sign this Appendix B effective as of August 1, 2018

/s/ Rafael Lickerman /s/ Nir Malkah		/s/ Mr. Moshe Mizrahy
InMode Ltd.		M.N. Business Strategy Ltd.
By:	Rafael Lickerman and Nir Malkah	By: Mr. Moshe Mizrahy

/s/ Mr. Moshe Mizrahy
Mr. Moshe Mizrahy

-9-